EXHIBIT 3.2

                       REAL ESTATE ASSOCIATES LIMITED VI
                            RESTATED CERTIFICATE AND
                        AGREEMENT OF LIMITED PARTNERSHIP

         This Restated Certificate and Agreement of Limited Partnership by and among National Partnership Investments Corp., a California corporation with principal offices at Suite 919, 1880 Century Park East, Los Angeles, California 90067 (the "Corporate General Partner"), and National Partnership Investments Associates, a limited partnership ("NPIA" or the "Non-Corporate General Partner"), the general partner of which is Nicholas G. Ciriello, an individual residing at 418 So. Lucerne Boulevard, Los Angeles, California 90004 (hereinafter collectively referred to as the "General Partner"), and Diane M. Forrest, an individual residing at 6362 Arcadia Avenue, Agoura, California 91301 ("Initial Limited Partner"), is entered into as of _______, 1983. Such Initial Limited Partner, and any additional or substituted limited partners hereafter admitted to the Limited Partnership as herein provided, are referred to collectively as the "Limited Partners" and individually as a "Limited Partner." The term "Partners" shall mean all General and Limited Partners, and the term "Partner" means any General or Limited Partner.

                             W I T N E S S E T H :

         WHEREAS, on October 12, 1982, the Partnership was formed pursuant to the laws of the State of California;

         WHEREAS, the General Partners and the Initial Limited Partner desire to change certain provisions in, and restate in full, their agreement; and

         WHEREAS, it is the intention of the parties thereto to admit additional Limited Partners to the Partnership for the purpose of acquiring additional capital therefor;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1:        Formation.

         1.1 The General Partners and the Initial Limited Partner do hereby form a limited partnership (the "Partnership") under the Limited Partnership Act of the State of California.

Section 2:        Name.

         2.1 The business of the Partnership shall be conducted under the name Real Estate Associates Limited VI, which name may be changed by the General Partners by written notice to the Limited Partners.

Section 3:        Addresses of Parties.

         3.1 The principal place of business of the Partnership shall be at 1880 Century Park East, Suite 919, Los Angeles, California 90067, or at such other place as the General Partners may from time to time designate in writing to the Limited Partners. The Partnership may also maintain such other offices at such other places as the General Partners may deem advisable.

         3.2 The addresses of the General Partners shall be those stated in the first paragraph of this Agreement, or at such other places as the General Partners may from time to time designate in writing to the Limited Partners. The addresses of the Limited Partners shall be those stated after their names on Schedule A hereto or in any amended certificate hereto. A Limited Partner may change such address by written notice to the General Partners, which notice shall become effective upon receipt.

Section 4:        Business of the Partnership.

         4.1 The business of the Partnership shall be:

             (a) primarily to acquire, directly or indirectly, interests as a limited partner in any partnership or joint venture (a "local limited partnership") which will (i) acquire, lease, hold, finance, construct, improve, rehabilitate, manage, and/or operate government-assisted or other housing projects (the "Projects" and the interests of the Partnership in the local limited partnerships shall be referred to as "Project Interests"), (ii) monitor and supervise management of construction and operations of the Projects, (iii) arrange for and supervise the conversion of any Project to other uses, or (iv) perform any act for a purpose authorized by this Agreement; or to directly acquire existing conventional housing projects (which shall be included within the definition "Projects");

             (b) to acquire, hold (in the Partnership's name or under any other title arrangement selected by the General Partners), lease, sell, mortgage, convey, or refinance any real or personal property, including, but not limited to, the Project Interests described in paragraph (a) above;

             (c) to hold, own, maintain, manage, improve, develop, operate, sell, transfer, convey, lease, mortgage, exchange, or otherwise dispose of or deal in or with Projects and Project Interests described in paragraph (a) above; and

             (d) to perform any acts to accomplish the foregoing purposes.

Section 5:        Contributions to Capital; Additional Limited Partners.

         5.1 The capital of the Limited Partnership shall be divided into no less than 1 and up to 20 General Partners Interests and no less than 480 and up to 18,000 non-assessable limited partnership interests, each of which limited partnership interest is hereinafter referred to as a "Limited Partnership Interest."

         5.2 The General Partners shall contribute an aggregate of $15,000 to the capital of the Partnership, for which the General Partners shall be credited with the ownership of one General Partners Interest, and shall have such interest in and to the profits and losses thereof as is described in
Section 7 hereof. Upon liquidation of the Partnership, the General Partners will discharge any debit balance in their capital accounts by contributing to the Partnership an amount up to the difference between 1% of total capital contributions to the Partnership and $15,000. The General Partners may, but are not required to, purchase Limited Partnership Interests and will accordingly have as Limited Partners such additional pro rata interest in and to the profits and losses of the Partnership pursuant to Section 7 hereof.

         5.3 (a) The Initial Limited Partner has contributed $4,550 to the capital of the Partnership pursuant to a promissory note, for which she has received a Unit and has the right, but not the obligation, to purchase additional Units. Furthermore, upon the admission of additional Limited Partners to the Partnership, the Initial Limited Partner may relinquish her Unit and withdraw such investment and cease to be a Limited Partner.

             (b) The General Partners are authorized to admit additional Limited Partners to the Partnership by selling not more than 18,000 Limited Partnership Interests for cash to selected persons as may apply to become Limited Partners pursuant to the terms of an offering described in a Prospectus (the "Prospectus") to which this Agreement will be annexed, by completing a subscription agreement (the "Subscription Agreement") in the form to be set forth in the Prospectus, provided that no person admitted as a Limited Partner shall have been permitted to purchase more than 50 Units, subject, however, to the right of the General Partners to establish special requirements for larger subscriptions.

             (c) The Limited Partnership Interests shall be sold to Limited Partners in "Units." The minimum investment shall be one Unit at a purchase price of $5,000 per Unit. Each Unit shall consist of two Limited Partnership Interests and one warrant which will entitle the purchaser of a Unit to acquire two Additional Limited Partnership Interests ("Additional Limited Partnership Interests") during the period January 1, 1984 to and including January 20, 1984 at $2,500 each. The Partnership shall have the right to offer for sale, at the best prices reasonably obtainable (which may be less than $2,500 per Limited Partnership Interest), any Additional Limited Partnership Interest not purchased pursuant to the exercise of Warrants. The foregoing sums relating to the purchase of Units and Additional Limited Partnership Interests shall be paid to the Partnership concurrently with the recordation in the Official Records of Los Angeles County, California, of an amendment of this Agreement reflecting the admission of each Limited Partner to the Partnership or increase in the number of Limited Partnership Interests held by such Limited Partner, as the case may be. Investors whose subscriptions have been accepted by the General Partners will be admitted as Limited Partners within 15 days after the minimum of $1,200,000 from the sale of Units has been received by the General Partners. Thereafter, investors will be admitted as Limited Partners no later than the last day of the calendar month following the date the General Partners accept their subscriptions. The General Partners will accept or reject subscriptions within two business days after receipt thereof.

             (d) The Partnership presently contemplates the public offering of a maximum of 3,000 Units at an offering price of $5,000 per Unit or an aggregate offering price of $15,000,000. These Units represent 6,000 Limited Partnership Interests and 3,000 Warrants to purchase an aggregate of 6,000 Additional Limited Partnership Interests at a price of $2,500 per Additional Limited Partnership Interest, or an aggregate exercise purchase price of $15,000,000, provided, that if the Additional Limited Partnership Interests can not be sold for $2,500 each, the General Partner shall have the authority to offer and sell such interests at the best prices that can be reasonably obtained. A sales commission of 8 1/2% shall be paid to E.F. Hutton & Company Inc. ("Hutton") with respect to the sale of Units; a sales commission of 8 1/4% shall be paid to Hutton with respect to the sale of Limited Partnership Interests pursuant to the exercise of Warrants, provided, however, that the sales commission to be charged on Limited Partnership Interests available for sale by the Partnership upon failure to exercise Warrants shall be 8 1/2%. The Partnership will also reimburse Hutton for certain expenses. In anticipation of receipt of subscriptions for in excess of 3,000 Units, the Partnership will register with the Securities and Exchange Commission a total of 4,000 Units (covering an aggregate of 8,000 Limited Partnership Interests and Warrants to purchase an aggregate of 8,000 Additional Limited Partnership Interests) and will grant to Hutton the right, exercisable in its sole discretion, to sell these additional Units so registered (on the same terms and conditions as the other Units) on behalf of the Partnership. Such right to sell an additional 1,000 Units will expire on the date of termination of the offering and will provide additional compensation for Hutton.

             (e) No Partner shall have the right, except as provided in Section 5.3(a), to withdraw or reduce his capital contribution. No Limited Partner shall have the right to bring an action for partition against the Partnership or to demand or receive property other than cash in return for his capital contribution. No Limited Partner shall have priority over any other Limited Partner, either as to the return of his capital contribution or as to profits, losses, or distributions.

             (f) The net proceeds to the Partnership will be $4,575 for each Unit. Except as otherwise provided in Section 7.3, a person acquiring Units will participate with other Limited Partners in the income, gains, losses, deductions, credits, and cash distributions on a pro rata basis in accordance with the number of Limited Partnership Interests owned. A capital account shall be maintained for each Partner. To each Account shall be credited (i) the amount of money paid by a Partner to the Partnership to acquire his Limited Partnership Interests (but not Warrants), (ii) the Partner's distributive share of Profits, and (iii) the Partner's distributive share of any tax-exempt Partnership income, and from each Capital Account there shall be debited (iv) the net fair market value of property distributed to the Partner, (v) the amount of money distributed to the Partner, (vi) the Partner's distributive share of Losses, and (vii) the Partner's distributive share of Partnership expenditures not deductible in computing taxable income and not properly capitalized.

             (g) To accomplish the purpose of this Section 5.3, the General Partners are hereby authorized to do all things necessary to admit such additional Limited Partners, including, but not limited to, registering the Units and Additional Limited Partnership Interests under the Securities Act of 1933, as amended, pursuant to the rules and regulations of the Securities and Exchange Commission, qualifying the Units and Additional Limited Partnership Interests for sale with state securities regulatory authorities or perfecting exemptions from qualification, and entering into such underwriting or agency arrangements for the solicitation of the Units and Additional Limited Partnership Interests upon such terms and conditions as the General Partners may deem advisable.

         5.4 Proceeds from contributions for Units and Additional Limited Partnership Interests and other Partnership funds shall be held by the General Partners as fiduciaries for the exclusive use of the Partnership and after the start of Partnership operations shall be temporarily invested in U.S. Treasury Bills and Bonds, bank certificates of deposit, bank repurchase obligations, commercial paper (investment grade), and tax-exempt notes and bonds, or registered investment companies holding such securities. Interest thereon shall inure to the benefit of the Partnership, and the Limited Partners, as such, shall not receive interest on funds contributed by them. Any funds (other than designated reserves) not invested or committed for investment in Projects or Project Interests within 18 months from the effective date of the Prospectus shall be distributed pro rata to the Limited Partners as a return of capital.

Section 6:        Organizational Expenses.

         6.1 The Partnership shall pay all costs of qualifying and offering the Units and Additional Limited Partnership Interests (including sales commissions) and all formation and organization expenses, including expenses associated with the selection and acquisition of Projects (which expenses are, however, subject to the limitation set forth in Section 9.6.1 hereof). The General Partners will be liable for the amount, if any, by which the aggregate organizational expenses and sales commissions exceed 15% of the gross proceeds from the sale of Units and Additional Limited Partnership Interests.

Section 7:        Profits and Losses.

         7.1 Prior to the amendment to this Agreement for the purpose of admitting additional Limited Partners to the Partnership in accordance with
Section 5.3(b) hereof, the General Partners shall be allocated, as they may agree between themselves, 99% of each item of income, gain, loss, deduction, and credit (collectively, "Partnership Tax Items" and individually "Partnership Tax Item"). During such period, the Initial Limited Partner shall be allocated 1% of each Partnership Tax Item. At all times thereafter, except as provided in
Section 7.2 and the remainder of this Section, the General Partners shall be allocated 1% and the Limited Partners as a class shall be allocated 99% of each Partnership Tax Item. Income recognized by the Partnership upon expiration of Warrants shall be allocated 1% to the General Partners and 99% to the non-exercising Limited Partners in proportion to their respective Limited Partnership Interests.

         7.2 Upon the total or partial liquidation of the Partnership or the disposition or partial disposition of a Project or Project Interest, income and losses of the Partnership shall be allocated as follows. Income not exceeding an amount equal to the sum of the negative adjusted capital account balances of all Partners with such balances (computed after any distributions made under Section 9.6.2) shall be allocated among such Partners in proportion to their respective negative capital account balances and without regard to Section 7.3; and income in excess thereof shall be allocated 1% to the General Partners and 99% to the Limited Partners as a class. Losses not exceeding an amount equal to the sum of the positive adjusted capital account balances of all Partners with such balances (computed after any distributions under Section 9.6.2) shall be allocated among such Partners in proportion to their respective positive adjusted capital account balances and without regard to Section 7.3; and losses in excess thereof shall be allocated 1% to the General Partners and 99% to the Limited Partners as a class. Notwithstanding any other provision of this Agreement, the General Partners shall be allocated at least 1% of each Partnership Tax Item.

         7.3 Each Limited Partner shall be allocated the same fractional share of each Partnership Tax Item allocable to Limited Partners as a class as the total number of Limited Partnership Interests owned by him divided by the total number of Limited Partnership Interests outstanding, subject to the following exception. Commencing on January 1, 1984, and thereafter, each Partnership Tax Item allocable to Limited Partners as a class shall be allocated 62 1/2% to holders of Additional Limited Partnership Interests, and 37 1/2% to holders of Limited Partnership Interests acquired prior to January 1, 1984 until the total amount of each Partnership Tax Item allocated to each Additional Limited Partnership Interest equals the total amount of each Partnership Tax Item (including a weighted average of each Partnership Tax Item attributable to Limited Partnership Interests acquired prior to January 1, 1984) allocated to each Partnership Interest acquired prior to January 1, 1984. The weighted average of each Partnership Tax Item attributable to Limited Partnership Interests acquired prior to January 1, 1984 shall be a fraction, the numerator of which is an amount, consisting of the product, for each month until January 1, 1984, of the total amount of that Partnership Tax Item allocated to the group comprised of Limited Partnership Interests purchased through that month times the number of months remaining, including the month in question, until January 1, 1984, and the denominator of which is an amount, consisting of the product, for each month until January 1, 1984, of Limited Partnership Interests purchased through that month times the number of months remaining, including the month in question, until January 1, 1984. As each Partnership Tax Item is so equalized between Limited Partnership Interests acquired prior to January 1, 1984 and Additional Limited Partnership Interests acquired on or subsequent to January 1, 1984, this allocation shall cease as to that Partnership Tax Item.

         7.4 In determining whether Partnership Tax Items are realized, paid, accrued, or incurred during any period in which any Limited Partner is a member of the Partnership, such Items shall be allocated on any basis permitted by
Section 706(c) of the Internal Revenue Code of 1954, as determined by the General Partners. In the event of the transfer of a Limited Partnership Interest, the distributive share of these Partnership Tax Items (in respect of the Limited Partnership Interest so transferred) shall be allocated between the transferor and the transferee in accordance with this Section.

Section 8:        Cash Distributions.

         8.1 The General Partners shall distribute annually substantially all of the Partnership's Net Cash Flow as defined herein. Except as provided in
Section 8.2 hereof, the General Partners shall be entitled to receive 1% of the Net Cash Flow to be distributed, but any such distributions to the General Partners shall be reduced by the amount paid as an Annual Management Fee as set forth in Section 9.5 hereof. The Limited Partners as a class shall receive the balance of the distributed Net Cash Flow, which shall be distributed among Limited Partners as Partnership Tax Items are allocated to them under Section 7.3.

         8.2 Upon the total or partial liquidation of the Partnership or the disposition or partial disposition of a Project or Project Interest, net assets available for distribution remaining after all distributions required to be made under Section 9.6.2 shall be distributed to the Partners in proportion to their positive adjusted capital account balances (computed after the allocation of income or loss under Section 7.2).

         8.3 "Net Cash Flow" shall mean the Partnership's share of all receipts derived from the ownership of Projects and Project Interests therein (exclusive of any proceeds from the sale or financing of Projects or Project Interests, refinancing or other extraordinary transactions not in the ordinary courses of business) less (a) expenses, (b) such reserves as the General Partners deem reasonably necessary for the proper operation of the Partnership's business, and (c) any fees and expenditures authorized by this Agreement (except for construction expenditures paid out of capital or loan proceeds). The General Partners may at their discretion reinvest or distribute all or any portion of the proceeds from the disposition or refinancing of any Project or Project Interest therein, provided that in the event of a sale, the Partners shall have first received any distributions to which they are entitled under Section
9.6.2. To the extent that such proceeds are not reinvested or committed within twelve months from the date of the receipt of such proceeds, they shall be distributed. Distributions of the net proceeds from the sale or financing of Projects or Project Interests, refinancing thereof, or other extraordinary transactions not in the ordinary course of business shall be distributed to the General and Limited Partners in the same manner as net cash is distributed under Section 8.2.

         8.4 The General Partners shall designate a record date to determine Partners entitled to cash distributions, which shall not be less than 15 days nor more than 30 days before each cash distribution. The Partnership shall cause to be maintained records reflecting the name, address, and number of Limited Partnership Interests and General Partners Interests held by each Partner for the purpose of determining recipients of cash distributions and notices.

Section 9:        The General Partners.

         9.1 The General Partners shall have complete discretion in the management and control of the business of the Partnership for the purposes herein stated, shall make all decisions affecting the business of the Partnership and shall manage and control the affairs of the Partnership to the best of their abilities and use their best efforts to carry out the purposes of the Partnership. The powers of the General Partners include, but are not limited to, the powers:

             (a) to expend the capital and profits of the Partnership in furtherance of the Partnership's business;

             (b) to acquire, hold (in the Partnership's name or, in the best interest of the Partnership, under any other title arrangement selected by the General Partners), lease, sell, mortgage, convey, or refinance any real or personal property, including Projects and Project Interests, at such price and upon such terms, as they deem to be in the best interests of the Partnership, including the power to vote to amend a local limited partnership agreement in such a manner as to reduce the limited partnership interest of the Partnership in the local limited partnership, to vote to reduce the Partnership's interests in the profits, losses, and special allocations of the local limited partnerships and assign a part of the limited partnership interest in such partnership, provided that such action is necessary to preserve the economic value of the Partnership's Project Interest;

             (c) to monitor the construction and operations of any of the Projects, Project Interests, or other Partnership property and to make recommendations with respect thereto;

             (d) to retain independent consultants to evaluate the Projects, Project Interests, and other Partnership property;

             (e) to borrow money and execute promissory notes and to secure the same by mortgage upon the Partnership's property;

             (f) to invest in short-term debt obligations (including obligations of federal and state governments and their agencies, bank repurchase obligations, commercial paper, and certificates of deposit of commercial banks, savings banks, or savings and loan associations) such funds as are temporarily not required for investment in Projects, Project Interests, or other Partnership property;

             (g) to lend money or provide advances in furtherance of the Partnership's purposes; and

             (h) to enter into and carry out agreements of any kind, provided that all contracts with the General Partners or their affiliates must provide for termination by the Partnership on 60 days written notice, without penalty, and to do any and all other acts and things necessary, proper, convenient, or advisable to effectuate and carry out the purposes of the Partnership.

         9.2 The General Partners shall (a) diligently and faithfully devote such of their time to the business of the Partnership as they deem necessary to conduct it for the greatest advantage of the Partnership; (b) file and publish all certificates, notices, statements, or other instruments required by law for formation and operation of the Partnership in all appropriate jurisdictions;
(c) cause the Partnership to carry adequate public liability, property damage, and other insurance, any or all of which may name the General Partners as the sole insured; (d) indemnify and hold the Partnership harmless from any loss, damage or liability due to, or arising out of, any General Partner's breach of fiduciary duty; and (e) maintain capital accounts on the books and records of the Partnership in respect of each interest in the Partnership. The General Partners may become Limited Partners and thereby become entitled to all of the rights of Limited Partners to the extent of the Limited Partnership Interests so acquired, provided that such acquisition of Limited Partnership Interests shall not reduce any liability of the General Partners under this Agreement. Notwithstanding the foregoing, the General Partners shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in their immediate possession or control and they shall not employ, or permit another to employ, such funds, or assets in any manner except for the exclusive benefit of the Partnership.

         9.3 Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that (i) in conducting, carrying on, and managing the business of the Partnership, the General Partners shall be bound by the following investment policies, which may not be changed, altered, or amended except as provided in Section 14 hereof and (ii) the General Partners shall endeavor to conduct the Partnership's business in accordance with the policies set forth in the Prospectus:

             (a) except for interim commitments in short-term government obligations, commercial paper (investment grade), certificates of deposit, bank repurchase obligations, and tax-exempt notes and bonds or registered investment companies holding such securities, investments will be initially limited to Project Interests, provided that (i) not less than 75% of the amount of public offering proceeds available for investment will be invested in Project Interests in partnerships or joint ventures which will own or lease federal, state, or local government-assisted housing projects and (ii) the Partnership may subsequently refinance or convert such Project Interests to other uses with a view to realizing higher revenue or capital gains, although reinvestment of cash flow (excluding proceeds resulting from a disposition or refinancing of property) shall not be allowed.

             (b) Projects or Project Interests will be acquired with a view toward maximizing tax deductions, with cash income and long-term appreciation as additional considerations, and not with a view to early resale;

             (c) the Partnership will seek to avoid depreciation recapture and defer taxes by not selling any Projects or Project Interests within ten years, except (i) to qualified tenant cooperatives as defined in the Internal Revenue Code, and (ii) under circumstances described in the Prospectus;

             (d) upon any sale or refinancing, the Partnership shall not reinvest any proceeds thereof;

             (e) the Partnership may (i) borrow money only against individual Projects or Project Interests to acquire Projects or interests therein, to defray expenses or preserve its interest in each individual Project or interest therein, but may not pledge or encumber other Projects or Project Interests for this purpose, and (ii) borrow only such amount for which the Partnership can reasonably expect to meet debt service requirements from anticipated Net Cash Flow. The Partnership may make or cause its affiliates to make loans or advances for the acquisition of Projects or Project Interests, but such affiliates may not receive interest or other financing charges or fees in excess of the amounts which would be charged by unrelated banks for comparable loans for the same purpose in the locality of the Project or in amounts which otherwise are unreasonable or require any prepayment charge or penalty, provided that in connection with any of the foregoing transactions, (A) the Partnership shall not enter into transactions involving the use of "all-inclusive" or "wrap-around" notes except as permitted by the Rules of the Department of Corporations of the State of California, and (B) the Partnership shall not incur any indebtedness whereby the lender will have or acquire, at any time as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor;

             (f) the Partnership shall not (i) issue senior securities, except as set forth in the preceding paragraph and even then only at par or at a premium, (ii) invest in other issuers for the purpose of exercising control (other than local limited partnerships owning or leasing projects), (iii) underwrite the securities of other issuers, or (iv) offer Units or Limited Partnership Interests in exchange for property;

             (g) except in a case in which a single Project investment exceeds this limitation, the Partnership shall not sell and reinvest more than 25% of its portfolio of Projects or Project Interests within any single year, unless by exempted sales to qualified tenant cooperatives;

             (h) the Partnership shall not make loans to the General Partners or their affiliates and will not make loans to others except (i) to developers in connection with the acquisition of Projects or Project Interests (and then only if such loans do not exceed, in the aggregate, 5% of the difference between the aggregate amount of contributions made pursuant to Section 5 hereof less expenses of the Partnership determined in accordance with Section 6 hereof), (ii) to local limited partnerships in which the Partnership has an equity interest, and (iii) as permitted by Sections 5.4 or 9.3(a) hereof;

             (i) commitments of Partnership funds will be contingent upon receipt of satisfactory appraisals as to non-governmental-assisted Projects and Project Interests or FHA feasibility or equivalent letters as to government-assisted projects and no significant contributions to government-assisted projects will be made prior to Initial Endorsement by FHA/HUD or its equivalent for non-FHA/HUD Projects;

             (j) the Partnership will not purchase or lease a Project or Project Interest, if the General Partners or their affiliates have (or if any limited partnership in which the General Partners or their affiliates have an interest in has) any equity interest in such Project or have made loans wish respect thereto (except where their interest is minimal and held primarily for the benefit of the Partnership), or have any interest of a type other than equity or debt which has not been disclosed to the Limited Partners;

             (k) the Partnership will not sell or lease any Project or Project Interest to the General Partners or their affiliates;

             (l) the Partnership will not purchase Projects or Project Interests in exchange for Units or Limited Partnership Interests;

             (m) the Partnership shall not give the General Partners or their affiliates the exclusive right or employment to sell Projects or Project Interests;

             (n) the Partnership may not pay the General Partners or their affiliates any commission in connection with the reinvestment of the proceeds of any resale, exchange, or refinancing of any Project Interest;

             (o) the General Partners, their affiliates, and any salesman or dealer offering Units or Additional Limited Partnership Interests shall not take any action in violation of Section 260.140.114.6 of Title 10 of the California Administrative Code;

             (p) the Partnership's funds may not be commingled with the funds of others;

             (q) all expenses of the Partnership shall be billed directly to it, except organizational expenses and offering expenses (including, subject to the limitation set forth in Section 9.6.1, expenses associated with the selection and acquisition of Projects or Project Interests) paid by the General Partners or their affiliates, which expenses may be reimbursed;

             (r) the Partnership will not enter into any transaction or agreement with any Limited Partner or any affiliate of a Limited Partner, if the Partnership would be prohibited pursuant to this Section 9.3 from entering into a similar agreement or transaction with the General Partners or their affiliates, provided that nothing herein set forth shall prohibit a "sponsor" (i.e., a general partner, developer, contractor, or affiliate thereof) of any local limited partnership from acquiring or holding Units or Limited Partnership Interests in the Partnership or being admitted as a Limited Partner;

             (s) the Partnership will not acquire an interest in a partnership, local limited partnership, or joint venture which does not constitute at least a 50% interest of all limited partnership or similar interests; and

             (t) the Partnership shall not sell all or substantially all of the Partnership's assets in a single transaction or a series of related transactions without obtaining the consent of Limited Partners owning a majority of the outstanding Limited Partnership Interests; provided, however, that the foregoing will not apply to a sale of a single Project (or a sale of Project Interests related to a single Project) that is not part of a series of related transactions involving the sale of multiple Projects (or Project Interests related to multiple Projects) that constitute all or substantially all of the Projects.

         9.4 The General Partners may delegate all or any of their powers, rights, and obligations hereunder, and in furtherance of any such delegation may appoint, employ, or contract with any person for the account of the Partnership for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partners, perform any acts or services for the Partnership as the General Partners may approve.

         9.5 As compensation for services to the Partnership by the General Partners pursuant to this Agreement, the General Partners shall be entitled to receive, with respect to the Partnership's investments in local limited partnerships owning government-assisted housing projects, an Annual Management Fee, the amount of which shall be equal to .5% of the Partnership's "Invested Assets." "Invested Assets" is defined as the cost of acquiring Project Interests or Projects, including capital contributions and other equity payments to be made and the proportionate amount of the mortgage loans on and other debts related to the Projects or Project Interests equivalent to the Partnership's interest in the capital accounts of the respective partnerships, Projects or joint ventures, but excluding depreciation, amortization, and capitalized expenditures (such as the Acquisition and Selection Fees [defined in Section 9.6.1 hereof] due the General Partners, organizational expenditures, and acquisition closing costs). The Annual Management Fee shall be due and payable in monthly installments in every year; the other fees due the General Partners shall be deferred until Annual Management Fees due are paid, and Annual Management Fees may, to serve the best interests of the Partnership, be paid out of any Partnership funds. The amount, if any, of the Annual Management Fee earned, but unpaid in any year, shall accrue for payment in later years.

         9.6.1 In addition, the Partnership will pay to the General Partners, as compensation for services rendered by the General Partners or their affiliates, fees for their services and expenses in the organization and initial management of the Partnership, the syndication of the Units and Additional Limited Partnership Interests, and a commitment fee in exchange for its agreement to advance assets to facilitate financial arrangements regarding a Project Interest. Organization, Initial Management, Syndication, and Commitment Fees in an aggregate amount of approximately .75% of the Partnership's Invested Assets (defined in Section 9.5 hereof) will be paid to the General Partners. Acquisition and Selection Fees in an aggregate amount of approximately 1.75% of the Partnership's Invested Assets (defined in section
9.5 hereof) will be paid to the General Partners for their services in connection with the review, selection, evaluation, negotiation, and acquisition of the Projects. No payment of any portion of the Organization, Initial Management, Syndication, and Commitment Fees or Acquisition and Selection Fees will be made prior to the termination of the offer and sale of the minimum amount of 240 Units or prior to the payment, at any time, of Management Fees accrued. Such fees (including the Organization, Initial Management, Syndication, and Commitment Fees and Acquisition and Selection Fees), any real estate fees or commissions from sale of Projects to the Partnership and any fee and expense incurred by the Partnership (whether directly or in the form of reimbursements to the General Partners for funds advanced during the organization period) in connection with the selection of Projects and Project Interests and the negotiations with respect thereto and investments therein may not exceed (a) 18% of gross offering proceeds, (b) for any Project or Project Interest, 18% of the proportion of gross offering proceeds allocable to that Project or Project Interest and (c) the lesser of 6% of the total investment in the Project or Project Interest (including mortgages) or standard real estate commissions for the region in which the Project is located. The amount, if any, of the Organization, Initial Management, Syndication, and Commitment Fees and Acquisition and Selection Fees unpaid in any year shall accrue for payment in later years.

         Fees during the initial period, including the Organization, Initial Management, Syndication, and Commitment Fees, if any, the Acquisition and Selection Fees, and Finders Fees, if any, and real estate fees or commissions payable upon the sale of projects or interests in projects to the Partnership, will not exceed those determined in accordance with the NASAA Guidelines.

         At the minimum offering (assuming exercise of none of the Warrants or sale of any of the Additional Limited Partnership Interests), organizational and offering expenses and selling commissions are expected to equal approximately 12% of the Limited Partners' capital contributions. Under the NASAA Guidelines, assuming no leveage on the properties, an amount equal to approximately 8% of the Limited Partners' capital contributions would be available for the payment of Acquisition Expenses, including Acquisition Fees payable to the General Partners or their affiliates. For each increase or decrease in organizational and offering expenses or selling commissions, there would be a corresponding decrease or increase in the Acquisition Fees or Acquisition Expenses allowable to the General Partners. Under the NASAA Guidelines, as the amount of leverage increases by 1%, Acquisition Expenses or the Acquisition Fees which may be payable to the General Partners increase by ..1625% (assuming that organizational and offering expenses, selling commissions and other Acquisition Expenses remain constant). It is anticipated that the Partnership will obtain leverage through its investment in local limited partnerships or direct investment in properties of approximately 80%. Based on this leverage, at the minimum offering, assuming organizational and offering expenses and selling commissions equal to 12% of the Limited Partners' capital contributions, the maximum amount that would be available for the payment of Acquisition Expenses, including Acquisition Fees payable to the General Partners, is an amount equal to approximately 21% of the Limited Partners' capital contributions. Since the amount of the fees payable to the General Partners is limited by other restrictions and definitions, it is not anticipated that the maximum amount of front-end fees allowable under the NASAA Guidelines will be paid.

         9.6.2 Upon total or partial liquidation of the Partnership or the disposition or partial disposition of a Project or Project Interest and distribution of the proceeds, the then General Partners will be entitled to a Liquidation Fee equal to the lesser of (a) 10% of the net proceeds to the Partnership from the sale of a Project or Project Interest or (b) 1% of the sales price (including the mortgage) plus 3% of the net proceeds after deducting an amount sufficient to pay federal and state taxes, if any, calculated at the maximum rates then applicable. No part of such Liquidation Fee shall be paid, unless the Limited Partners shall have first received an amount equal to (i) the greater of (A) their aggregate capital contributions, or (B) an amount sufficient to satisfy the cumulative state and federal income tax liability, if any, arising from the disposition of all Projects or Project Interests disposed of to date, calculated at the maximum tax rate then applicable; less, (ii) all amounts previously distributed to Limited Partners under this Agreement. Prior to the receipt by the Limited Partners of an amount equal to the greater of (1) their aggregate capital contributions, or (2) an amount sufficient to satisfy the cumulative tax liability arising from the disposition of all Projects or Project Interests disposed of to date, the unpaid Liquidation Fee shall accrue for later payment to the General Partners.

         9.6.3 The General Partners and their affiliates will not receive any real estate brokerage commission with respect to sales of government-assisted Projects or Project Interests. In the event of a sale of a non-government assisted Project or Project Interest, however, the General Partners shall receive a commission not to exceed an amount equal to 2.5% of the gross sales price of the Project or Project Interest (but in no event to exceed 50% of the standard real estate brokerage commission which would have been charged by unaffiliated third parties providing comparable services in the areas in which such Projects or Project Interests are located), provided the General Partners provide substantial services in connection with the sale. The commission shall be subordinated to the return to the Limited Partners of an amount equal to that part of their capital contributions allocable to these Projects or Project Interests plus a 6% annual cumulative return from these Projects or Project Interests (including all amounts previously distributed to such Limited Partner). The amount of any unpaid real estate brokerage commission shall accrue for later payment to the General Partners. No General Partner or affiliate may receive more than the standard real estate commission in the relevant locality.

         The General Partners or their affiliates may perform other services for the Partnership, but neither the General Partners nor affiliates may receive compensation therefor other than from compensation stated herein as otherwise due to a General Partner, unless the terms of such services and compensation are approved by the Department of Corporations for the State of California as complying with the Rules of such Department.

         9.7 The General Partners may pay compensation to an entity selected by them to perform any of the management functions set forth above, provided that duplicate property management or other fees shall be prohibited and that any property management fee paid to the General Partners or any of their affiliates shall not exceed the customary rates paid for such property management services in the regions where the Projects are located.

         9.8 All expenses of the Partnership shall be billed directly to and paid by the Partnership. Reimbursements (other than for organization and offering expenses) to the General Partners or their affiliates shall not be allowed, except for reimbursement of the actual cost to the General Partners or their affiliates of goods, materials, and borrowings used for or by the Partnership and obtained from entities unaffiliated with the General Partners. Expenses incurred by the General Partners or their affiliates in connection with the administration of the Partnership, including, but not limited to, salaries, rent, travel expenses, and such other items generally falling under the category of General Partners' overhead, shall not be charged to the Partnership. Neither the General Partners nor their affiliates may receive insurance brokerage fees or write insurance policies covering the Partnership or any Projects, or Project Interests, or other investments of the Partnership.

         9.9 The General Partners may not withdraw their interest in the Partnership, transfer their interest to any person, or admit any person as a substitute General Partner, except as follows:

             (a) Upon notice to all Partners, the Corporate General Partner may substitute its parent, any of its wholly-owned subsidiaries, or any wholly-owned subsidiaries of its parent in its stead as General Partners, provided that such substitution is consented to by the remaining Partners.

             (b) Any General Partner may add or substitute any other person as a General Partner, provided that such substitution is consented to by the remaining Partners.

             (c) Any General Partner may resign as a General Partner, upon 90 days notice, with the consent of the remaining General Partners, provided that upon any such resignation the Partnership has (i) a corporate General Partner who is qualified to act as such and who has sufficient net worth to meet the then applicable net worth requirement for a sole corporate general partner of a partnership established by the Internal Revenue Service for the purpose of determining that a limited partnership is entitled to be treated as a partnership for tax purposes and not as an association taxable as a corporation, or (ii) one or more other General Partners and that the aggregate net worth of the General Partners is substantial.

             (d) Upon the written consent or affirmative vote of Limited Partners owning a majority of the Limited Partnership Interests then outstanding, any General Partner may be removed.

             (e) The holders of a majority of the Limited Partnership Interests then outstanding may elect another person or other persons as additional or substitute corporate or individual General Partners without the consent of the existing General Partner or any General Partner who was removed in accordance with paragraph (d) of this Section 9.9.

         Upon the withdrawal or removal in accordance with action or consent of the Limited Partners, of any General Partner pursuant to this Section 9.9, the interest of such General Partner in the Partnership shall be valued at its fair value on the date of such removal or withdrawal, determined, if necessary, in accordance with the arbitration procedure of the American Arbitration Association. If, however, immediate payment of such fair value would cause the Partnership to be insolvent or to be unable to meet its reasonably forseeable cash requirements, the Partnership may deliver its promissory note for such fair value providing for interest at the then prime rate at First Los Angeles Bank for a term of not more than five years.

Section 10:       Rights of Limited Partners.

         10.1 No Limited Partner shall be subject to assessment nor shall any Limited Partner be personally liable for any of the debts of the Partnership or any of the losses thereof beyond the amount contributed by him to the capital of the Partnership and his share of undistributed profits of the Partnership.

         10.2 Subject to the right of the General Partners to purchase Units or Limited Partnership Interests as set forth in Section 9.2, no Limited Partner, as such, shall take part in the management of the business, transact any business for the Partnership, or have the power to sign for or to bind the Partnership to any agreement or document.

         10.3 Limited Partners and their designated representatives shall be entitled to (a) review the records of the Partnership at reasonable times and at the location where such records are kept by the Partnership and (b) obtain a list of the names and addresses and interests owned by the Limited Partners upon payment to the Partnership of such reasonable charges and expenses for the preparation and reproduction of such list.

Section 11: Nature of Limited Partner's Liabilities for Claims Against the Partnership.

         In furtherance of the intent of the parties that each Limited Partner shall be liable to creditors only for his contributed capital, notes, and undistributed partnership profits:

         11.1 The General Partners shall arrange to prosecute, defend, settle, or compromise actions at law or in equity at the expense of the Partnership as such may be necessary to enforce or protect the Partnership's interests.

         11.2 The General Partners shall satisfy any judgment, decree, decision, or settlement involving the Partnership first, out of any insurance proceeds available therefor, second, out of the Partnership assets and income, and third, out of the assets and income of the General Partners.

Section 12:       Assignment and Transfer of Limited Partnership Interests.

         12.1 Except as provided in this Section 12, the only restriction on the assignment or hypothecation of Limited Partnership Interests shall be the obtaining by the assignor of a Consent to Transfer for such Limited Partnership Interests, if required, from the Department of Corporations of the State of California and the consent, if required, of any other state securities commission having jurisdiction with respect to such assignment or hypothecation. A reasonable transfer fee (not to exceed $200 per transaction) shall be required to be paid to the Partnership by the assignor and/or the assignee with respect to any transfer pursuant to this Section. Limited Partnership Interests and Warrants shall not be transferable, provided, however, that after January 20, 1984, Limited Partnership Interests may be transferred.

         12.2 Any Partner may, without restriction or consent of the Department of Corporations of the State of California or any other Partners, give, sell, transfer, or assign any portion or all of his Limited Partnership Interests to his spouse, any member or members of his family, to a trust set up for the benefit of his spouse or any member or members of his family, or to a corporation or any other entity in which such Partner has a majority interest. Limited Partnership Interests of any Partner may pass, without consent, to his heirs or legatees upon his death or by operation of law. A reasonable transfer fee (not to exceed $200 per transaction) shall be required to be paid to the Partnership by the assignor and/or the assignee with respect to any transfer pursuant to this Section.

         12.3 Subject to compliance with applicable federal and state securities laws, a Limited Partner may transfer his entire legal and equitable interest in his Limited Partnership Interests other than as provided in Section
12.2 hereof, by an executed and acknowledged written instrument, only with the consent of the General Partners (which consent may be granted or withheld at the sole discretion of the General Partners).

         12.4 No assignments or transfers will be permitted if such assignments or transfers would result in 50% or more of the Limited Partnership Interests being assigned or transferred within any twelve-month period. Subject to compliance with applicable federal and state securities laws, assignments will be recognized by the Partnership only as effective the last day of the calendar month following receipt by the Partnership of written notice of the assignment. Each item of income, gain, loss, deduction, and credit of the Partnership attributable to any assigned or transferred Limited Partnership Interests shall be divided between and charged against the assignor and assignee, or transferor and transferee, of such Limited Partnership Interests, in a manner so as to permit the assignor and assignee, or transferor or transferee, to be allocated such items in the amounts recognized by the Partnership in those months in which the assignor and the assignee, or transferor and transferee, were owners of the Limited Partnership Interests. The Partnership may charge the assigning or transferring Limited Partner and any Limited Partner requesting a change of name, type of ownership, etc., a fee not to exceed $200 per transaction and, in the discretion of the General Partners, actual legal expenses incurred to defray the actual costs of effecting the assignment or transfer of his interest in the Partnership or other change in the records of the Partnership.

         12.5 No assignee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to become a substituted Limited Partner in the place of his assignor unless all of the following conditions are satisfied:

             (a) The fully executed and acknowledged written instrument of assignment which has been filed with the Partnership sets forth the intention of the assignor that the assignee become a substituted Limited Partner in his place;

             (b) The Partnership interest being acquired by the assignee consists of at least two whole Limited Partnership Interests (and where applicable, complies with any additional limitations on, or restrictions with respect to, transfers of Limited Partnership Interests which may be imposed by state securities laws);

             (c) The assignor and assignee execute and acknowledge such other instruments as the General Partners may deem necessary or desirable to effect such admission, including the written acceptance and adoption by the assignee of the provisions of this Agreement and his execution, acknowledgement, and delivery to the General Partners of a Power of Attorney, the form and content of which shall be provided by the General Partners;

             (d) Any transfer fee and legal expenses, if any, referred to in
Section 12.4 required to be paid shall have been paid;

             (e) The transfer shall not be in violation of any applicable federal or state securities laws, including the Securities Act of 1933, as amended, it being understood and agreed that the General Partners (i) will require that until January 1, 1989 each assignee must satisfy the same suitability standards imposed upon his assignor and (ii) may require as a condition to such transfer that the Partnership be furnished with an opinion of counsel, which counsel and opinion shall be satisfactory to the General Partners, to the foregoing effect; and

             (f) The General Partners have consented to the assignment (which consent may be granted or withheld at the sole discretion of the General Partners).

         12.6 The General Partners may elect to treat an assignee who has not become a substituted Limited Partner as a substituted Limited Partner in the place of his assignor should they deem, in their sole discretion, that such treatment is in the best interest of the Partnership for any of its purposes or for any of the purposes of this Agreement.

         12.7 No consent of any of the Limited Partners is required to effect the substitution of a Limited Partner, except that a Limited Partner who assigns his interest must evidence his intention that his assignee be admitted as a substituted Limited Partner in his place and execute any instruments required in connection therewith.

         12.8 The General Partners will be required to amend the Certificate and Agreement of Limited Partnership only once each calendar quarter to reflect the substitution of Limited Partners, provided that prior to the termination of the offering of the Units or Additional Limited Partnership Interests, such Certificate will be amended monthly. Until the Certificate and Agreement of Limited Partnership is so amended, an assignee shall not become a substituted Limited Partner.

         12.9 Upon the death or legal incompetency of an individual Limited Partner, his personal representative shall have all of the rights of a Limited Partner for the purpose of settling or managing his estate and such power as the decedent or incompetent possessed to constitute a successor as an assignee of his interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner. The General Partner may elect to adopt the provisions of Section 754 of the Internal Revenue Code of 1954, as amended (or any other similar election designed to protect the estate of a deceased Limited Partner which may in the future be enacted) upon the first death of a Limited Partner or transfer for value of a Unit; such election is, however, subject to the revocation rights contained in
Section 754.

         12.10 Upon the bankruptcy, insolvency, dissolution, or other cessation to exist as a legal entity of a Limited Partner not an individual, the authorized representative of such entity shall have all the rights of a Limited Partner for the purpose of effecting the orderly winding up and disposition of the business of such entity and such power as such entity possessed to constitute a successor as an assignee of its interest in the Partnership and to join with such assignee in making application to substitute such assignee as a Limited Partner.

Section 13:       Duration of Business; Dissolution.

         13.1 The Partnership shall continue until dissolution, as set forth in
Section 13.3. Upon dissolution the business of the Partnership shall be continued pending an election to continue the Partnership pursuant to Section 13.4, if appropriate, and failing such election shall be terminated in accordance with Section 13.5.

         13.2 The Partnership shall not be terminated by the death, insanity, bankruptcy, withdrawal, or expulsion of any Limited Partner, by the assignment by any Limited Partner of his interest, or by the admission of a new Limited Partner.

         13.3 The Partnership shall be dissolved only upon the occurrence of any of the following events:

             (a) The expiration of 50 complete calendar years (December 31, 2032) from the date of formation of the Partnership;

             (b) The written consent or affirmative vote to dissolve and terminate the Partnership of Limited Partners owning a majority of the Limited Partnership Interests then outstanding;

             (c) The disposition of all Projects and Project Interests and other Partnership assets;

             (d) The removal of any General Partner or substitute General Partner in accordance with Section 9.9 or the retirement, bankruptcy, or insolvency of any General Partner or substitute General Partner.

         13.4 In the event of a dissolution caused by an occurrence specified in Section 13.3(d), the remaining General Partner or General Partners, if any, may elect to continue the Partnership, provided that counsel to the Partnership is of the opinion that such election would not jeopardize the Partnership's status as a partnership rather than as an association for federal tax purposes. If such remaining General Partner fails to so elect within 30 days of the event causing dissolution, or if there is no remaining General Partner, the Limited Partners owning a majority of the then outstanding Limited Partnership Interests may elect to continue the Partnership and, if necessary, elect a new General Partner.

         13.5 In the event of dissolution and the subsequent failure of election pursuant to Section 13.4 within 60 days of dissolution, the General Partners or other party appointed for such purpose shall wind up the affairs of the Partnership, shall sell all of the Partnership's assets as promptly as is consistent with obtaining the fair value thereof, and pay all liabilities and all costs of dissolution. The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partners, who are hereby authorized to do any and all acts and things authorized by law for these purposes.

         13.6 Upon the dissolution of the Partnership and failure of an election to continue the Partnership pursuant to Section 13.4, a final statement shall be prepared by the Partnership's certified public accountants as soon as practicable setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each Partner within 90 days after such dissolution. Thereupon all assets of the Partnership shall be liquidated as promptly as possible and the proceeds therefrom shall be distributed in the following order of priority: (a) to the payment of the debts and liabilities of the Partnership and the expenses of liquidation; (b) to the setting up of such reserves as the General Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership, provided that any such reserves shall be paid over by the General Partners to an escrow agent, to be held by such escrow agent for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the General Partners shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided;
(c) to the Limited and General Partners in accordance with Section 9.6.2 hereof; and (d) to the Limited Partners and the General Partners as provided in
Section 8.2 hereof.

         13.7 Upon dissolution and termination each Limited Partner shall look solely to the assets of the Partnership for the return of his cash contribution, and if the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of each Limited Partner, such Limited Partner shall have no recourse against the General Partners or any other Limited Partner.

Section 14:       Amendments.

         14.1 Amendments to this Agreement may be proposed by the General Partners or by Limited Partners owning not less than 10% of the then outstanding Limited Partnership Interests. Following such proposal, the General Partners shall submit to the Limited Partners a verbatim statement of any proposed amendment and an opinion of counsel as to the legality of such amendment. The General Partners shall include in any such submission its recommendations as to the proposed amendment. In any such event the affirmative vote of Limited Partners owning a majority of the then outstanding Limited Partnership Interests will be required to change this Agreement. The General Partners may require a written approval to be given by the Limited Partner within a specified period of not less than 15 days and not more than 60 days from the date of notice thereof, and may treat a failure to respond as the equivalent of concurrence with the General Partners' recommendations.

         14.2 Notwithstanding the foregoing Section 14.1, no amendment shall change the Partnership to a general partnership, change the method of removing a General Partner or electing a successor General Partner, change the term of the Partnership, change the liability of the General Partners or the limited liability of the Limited Partners, change the interest of the General and Limited Partners as set forth in Section 7.1, or make any changes which, in the opinion of counsel to the Partnership, may result in the Partnership being treated as an association rather than as a partnership for federal tax purposes.

Section 15:       Voting Rights of Limited Partners.

         15.1 The voting rights granted to the Limited Partners in Sections 9.3, 9.9(b), 9.9(d), 9.9(e), 13.3, 13.4, and 14.1 hereof are granted pursuant to Section 15507 of the Limited Partnership Act as in effect in the State of California. A Limited Partner shall not be deemed to take part in the control of the Partnership by virtue of his possessing or exercising such voting rights.

         15.2 For purposes of taking any action permitted under the Agreement, a Partnership meeting may be called by the General Partners or by the holders of 10% or more of the Limited Partnership Interests outstanding. Upon receipt by the General Partners of a written request, delivered either in person or by registered mail, executed by the holders of 10% or more of the Limited Partnership Interests outstanding and stating the purpose of the meeting, or if a meeting is to be held at the call of the General Partners, in each case the General Partners shall provide all of the Limited Partners, within 10 days after receipt of such request, written notice (either in person or by certified mail) of the meeting and the purpose of such meeting which shall be held on a date not less than 15 nor more than 60 days after receipt of such request, at a time and place (within the state and county of the principal office of the Partnership) as shall be selected by the General Partners, convenient to the Partners.

Section 16:       Books, Records, and Reports.

         16.1 The Partnership's books and records, this Agreement and all amendments thereto, and appraisals, feasibility or commitment letters, or equivalents shall be maintained at the principal office of the Partnership until five years after termination and liquidation of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives. Such books and records shall be kept on the cash basis in accordance with sound accounting principles.

         16.2 The General Partners will send the following reports to each person who held an interest in the Partnership during the period covered by such report:

             (a) A semi-annual report within 60 days following the end of the first six-month period of each year, which report shall not be audited but shall contain a balance sheet, a statement of income for the period then ended, a cash flow statement for the period then ended, and any other pertinent information regarding the Partnership and its activities during the period covered thereby, including the information designated in Rule 260.140.115.5 of Title 10 of the California Administrative Code as in effect on the date of this Agreement.

             (b) A report within 60 days of the end of each quarter during which the General Partners or their affiliates receive fees for services, containing a detailed statement setting forth the services rendered, or to be rendered, and the amount of the fees received.

             (c) A special report within 30 days of the end of each quarter in which the Partnership acquires or disposes of any Projects or Project Interests, containing a description of the Projects and Project Interests acquired during such quarter, including the purchase price therefor, other material information, and a statement as to the aggregate investments to dale, which reports are required to be prepared until an amount equal to 75% of the proceeds of the offering of the Units has been invested in the acquisition of Projects and Project Interests.

             (d) A report within 75 days after the end of each of the Partnership's fiscal years containing all information necessary for the preparation of the Limited Partners' federal and state income tax returns.

             (e) An annual report within 120 days after the end of each of the Partnership's fiscal years containing (1) a balance sheet as of the end of the fiscal year, and a statement of income, partner's equity, and changes in financial position for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of an independent certified public accountant or independent accountant, and (2) a report of the activities of the Partnership during the period covered by the report. Such report shall also include a cash flow statement which will set forth distributions to Limited Partners for the period covered thereby, and shall separately identify distributions from cash flow from operations during the period, cash flow from operations during a prior period which had been held as reserves, proceeds from disposition of property and investment, lease payments on net leases with builders and reserves retained from the gross proceeds of the offering originally obtained from the Limited Partners.

             16.3 The General Partners will file with the Department of Corporations of the State of California copies of any of the reports sent to Limited Partners pursuant to Section 16.2 hereof.

Section 17:       Power of Attorney.

             17.1 Each Limited Partner makes, constitutes, and appoints the General Partners, with full power of substitution, his true and lawful attorneys for him and in his name, place, and stead and for his use and benefit, to sign, execute, certify, acknowledge, file, and record this Agreement, and to sign, execute, certify, acknowledge, file, and record all appropriate instruments amending this Agreement as now or hereafter amended, including, without limitation, agreements or other instruments or documents:
(a) to reflect the exercise by the General Partners of any of the powers granted to them under this Agreement; (b) to reflect any amendments duly made to the Agreement; (c) to reflect the admission to the Partnership of a substituted Limited Partner or the withdrawal of any Partner, in the manner prescribed in this Agreement; and (d) which may be required of the Partnership or of any Partner by the laws of the State of California or any other jurisdiction or governmental agency, including, but not limited to, Certificates of Fictitious Name as required by Section 17910 of the California Business and Professions Code. Each Limited Partner authorizes such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary or advisable to be done in and about the foregoing (including the power to consent to items (a), (b), (c), and (d) above as fully as such Limited Partner might or could do if personally present) and hereby ratifies and confirms that all such attorneys-in-fact shall lawfully do or cause to be done by virtue hereof.

             17.2 The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by such attorneys-in-fact by listing all of the Limited Partners executing any agreement, certificate, instruction, or document with the single signature of any one of such attorneys-in-fact acting as attorney-in-fact for all of them, and, notwithstanding any provision of this Agreement to the contrary, shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his interest in the Partnership, until the assignee thereof becomes a substituted Limited Partner.

             17.3 Each Limited Partner has executed and delivered to the General Partners a power of attorney as set forth in the Subscription Agreement. Each such power of attorney is on file at the principal place of business of the Partnership and is incorporated herein by reference.

Section 18:       Indemnification.

             18.1 The Partnership, its receiver or its trustee, shall indemnify, save harmless and pay all judgments and claims against the General Partners, their officers, directors, employees, agents, affiliates, subsidiaries and assigns, from any liability, loss, or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys' fees (which attorneys' fees may be paid as incurred) and any amounts expended in the settlements of any claims of liability, loss or damage provided that, if such liability, loss, or claim arises out of any action or inaction of the General Partners, the General Partners must have determined, in good faith, that such course of conduct was in the best interests of the Partnership and did not constitute fraud, negligence, breach of fiduciary duty, or willful misconduct by the General Partners and, provided further, that any such indemnification shall be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and a General Partner, wherein a General Partner is entitled to indemnification, must be satisfied from Partnership assets before such General Partner is responsible for these obligations.

             18.2 Notwithstanding the above Section 18.1, neither the General Partner, or any officer, director, employee, agent, subsidiary or assignee, of the General Partners or of the Partnership shall be indemnified from any liability, loss, or damage incurred by them (i) in connection with any liability imposed by law, including liability for fraud, bad faith, or negligence, or (ii) in connection with any claim or settlement involving allegations that the securities laws, including the Securities Act of 1933, as amended, were violated by the General Partners or by any such other person or entity unless, as to liabilities, loss, or damages arising under clause (ii) hereof, (a) the General Partners or other persons or entities seeking indemnification are (except in case of a settlement) successful in defending such action; and (b) such indemnification is specifically approved by a court of law which shall have been advised as to the current position of both the Securities and Exchange Commission and the California Commissioner of Corporations regarding indemnification for violations of securities laws. The Partnership may at its own expense obtain a general partner liability insurance policy which would insure the General Partners (and the officers and directors of the Corporate General Partner and partners of NPIA II) for liabilities which they may incur with respect to claims made against them for certain wrongful or allegedly wrongful acts, including certain errors, misstatements, misleading statements, omissions, neglect or breaches of duty; provided that the Partnership will only be required to pay the premiums for this policy to the extent of coverage for those acts and omissions as to which the foregoing persons could receive indemnification from the Partnership under this agreement (the cost of any coverage for acts or omissions not covered by the foregoing indemnification being paid by the General Partners).

Section 19:       Miscellaneous Provisions.

         19.1 Notices. Except as otherwise provided herein, any notice which shall be given in connection with the business of the Partnership shall be duly given if reduced to writing and delivered personally to the person to whom it is authorized to be given, or if sent by mail or telegraph to the last address furnished by him for such purpose.

         19.2 Validity. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         19.3 Applicable Law. This Agreement has been executed, delivered, and recorded in the State of California by the General Partners and the Limited Partners, and all questions with respect to the validity, construction, or enforceabiltiy hereof shall be governed exclusively by its terms and by the law of the State of California.

         19.4 Binding Agreement. This Agreement shall be binding upon the parties hereto, their successors, heirs, devisees, assigns, legal representatives, executors, and administrators.

         19.5 Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that he may have to maintain any action for partition with respect to the property and other assets of the Partnership.

         19.6 Article Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

         19.7 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart.

         19.8 Nonrecourse Creditors. A creditor who makes a nonrecourse loan to the Partnership will not have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership other than as a secured creditor.

         19.9 Definitions. The capitalized terms contained herein and not otherwise defined have the meanings set forth in the Glossary to the Prospectus.